UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 9, 2006

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 9, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Autodesk, Inc. (“Autodesk”) determined the participants, target awards and payout formulas for fiscal year 2007 under Autodesk’s Executive Incentive Plan (the “Plan”). The Plan was approved by the stockholders in June 2005 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m).

For fiscal year 2007, the Committee determined that Carol Bartz, Carl Bass, Jan Becker, Alfred Castino and Ken Bado would be participants in the Plan. For each participant, the Committee established a target award equal to a specified percentage of such participant’s base salary. The Committee also determined a payout formula for each participant related to achievement of certain growth in revenues as compared to fiscal 2006 as well as certain operating margin levels.

The actual bonuses payable for fiscal year 2007 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee and other factors set forth in the Plan. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. Moreover, each of the individuals named above must remain an employee for all of fiscal year 2007 in order to be eligible for any bonus.

In addition, on March 9, 2006, the Committee determined that Carl Bass’ salary would be increased to $700,000, effective upon his promotion to President and Chief Executive Officer on May 1, 2006, and that he would be granted an option to purchase 750,000 shares of Autodesk common stock at current fair market value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ MARCIA K. STERLING
Marcia K. Sterling Senior Vice President, General Counsel and Secretary

Date: March 14, 2006